March 25, 2013

CERTIFICATE OF TABULATION

MANAGERS AMG GW&K FIXED INCOME FUND

Re: Managers AMG GW&K Fixed Income Fund

We hereby certify that, as of close of business on January 28, 2013 the records supplied to us show 12,978,710.5750 shares of Managers AMG GW&K Fixed Income Fund in respect to the Meeting of Shareholders of said fund to be held on March 25, 2013.

D.F. King & Co., Inc. has tabulated 6,501,297.0250 shares, which is 50.092% of the outstanding shares. A breakdown of the vote, by proposal, is attached.

At your request, we have tabulated the proxies received, but do not guarantee the authenticity of the signatures thereon, or assume any responsibility for the legality of any proxy.

Sincerely,
D.F. King & Co., Inc.

Jeanne Souza

Enclosures

SHAREHOLDER RESPONSE SUMMARY REPORT

March 25, 2013

Managers Trust II

Managers AMG GW&K Fixed Income Fund

	No. of Shares	% of Outstanding Shares	% of Shares Present
1. To approve a new subadvisory agreement between the Manager and Gannett Welsh & Kotler, LLC with respect to the Fund.

Affirmative	5,828,302.6110	44.906%	89.648%
Against	34,234.8270	.264%	.527%
Abstain	638,759.5870	4.922%	9.825%

TOTAL	6,501,297.0250	50.092%	100.000%

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SHAREHOLDER RESPONSE SUMMARY REPORT

March 25, 2013

Managers Trust II

Managers AMG GW&K Fixed Income Fund

	No. of Shares	% of Outstanding Shares	% of Shares Present
** FUND TOTALS:	SHARES
RECORD TOTAL:	12,978,710.5750
SHARES VOTED:	6,501,297.0250
PERCENT PRESENT:	50.092%

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